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[BELL MICROPRODUCTS LOGO]



CONTACT:          Rob Damron
                  Investor Relations Representative
                  Bell Microproducts Inc.
                  (414) 224-1668
                  ir@bellmicro.com

FOR IMMEDIATE RELEASE

                BELL MICROPRODUCTS ANNOUNCES UPDATED Q4 GUIDANCE

SAN JOSE, CA--(January 12, 2004) -- Bell Microproducts Inc. (Nasdaq: BELM), one of the world's largest storage-centric value-added distributors, is updating its fourth quarter 2003 sales and EPS guidance. Based on preliminary financial results, the company's sales and EPS will meet or exceed analysts' consensus estimates. The First Call consensus fourth quarter 2003 sales estimate is $569 million and EPS estimate is $0.06.

The company's fourth quarter 2003 and year-end earnings are scheduled to be released after the market close on Tuesday, February 17 with a conference call set for 4:30 pm EST the same day.

SAFE HARBOR STATEMENT

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of recent restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company's reports to the Securities and Exchange Commission (including the Company's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

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Bell Microproducts                                                   Page 2 of 2
January 12, 2004


ABOUT BELL MICROPRODUCTS

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company's offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world's largest storage-centric value-added distributors.

The Company's products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts' ISO 9002 facilities. Bell Microproducts markets and distributes more than 150 brand name product lines, as well as its own Rorke Data storage and Trademark(R) computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (EMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.